SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, DC  20549

                             _______________

                              SCHEDULE 13G

         INFORMATION STATEMENT PURSUANT TO RULES 13D-1 AND 13D-2
                UNDER THE SECURITIES EXCHANGE ACT OF 1934


                     Universal Outdoor Holdings, Inc
                     --------------------------------
                             (NAME OF ISSUER)

                  Common Stock (par value $.01 per share)
                  ---------------------------------------
                      (TITLE OF CLASS OF SECURITIES)

                                 91377M105
                             ----------------
                               (CUSIP NUMBER)

                             _______________


            THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G FILED
               ON FEBRUARY 18, 1997 PURSUANT TO A RULE 201
                      TEMPORARY HARDSHIP EXEMPTION



 CUSIP No.  91377M105                   13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Kelso Investment Associates V, L.P.
     13-272-8774

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) ( )
                                                                  (b) ( )

 3   SEC USE ONLY

 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

                 5  SOLE VOTING POWER
                    0
  NUMBER OF
    SHARES       6  SHARED VOTING POWER
 BENEFICIALLY       2,999,650
   OWNED BY
     EACH        7  SOLE DISPOSITIVE POWER
  REPORTING         0
    PERSON
     WITH        8  SHARED DISPOSITIVE POWER
                    2,999,650

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,999,650

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*                                                          ( )

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     12.5%

 12  TYPE OF REPORTING PERSON*
     PN



 CUSIP No.  91377M105                       13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Kelso Equity Partners V, L.P.
     13-378-7708

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) ( )
                                                                  (b) ( )

 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     Delaware

                 5  SOLE VOTING POWER
                    0
  NUMBER OF
    SHARES       6  SHARED VOTING POWER
 BENEFICIALLY       2,999,650
   OWNED BY
     EACH        7  SOLE DISPOSITIVE POWER
  REPORTING         0
    PERSON
     WITH        8  SHARED DISPOSITIVE POWER
                    2,999,650

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,999,650

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*                                                         ( )

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     12.5%

 12  TYPE OF REPORTING PERSON*
     PN



 CUSIP No.  91377M105                   13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Joseph S. Schuchert
     ###-##-####

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) ( )
                                                                 (b) ( )

 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

                 5  SOLE VOTING POWER
                    0
  NUMBER OF
    SHARES       6  SHARED VOTING POWER
 BENEFICIALLY       2,999,650
   OWNED BY
     EACH        7  SOLE DISPOSITIVE POWER
  REPORTING         0
    PERSON
     WITH        8  SHARED DISPOSITIVE POWER
                    2,999,650

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,999,650

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*                                                          ( )

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     12.5%

 12  TYPE OF REPORTING PERSON*
     IN



 CUSIP No.  91377M105                  13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Michael B. Goldberg
     ###-##-####

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) ( )
                                                                  (b) ( )

 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

                 5  SOLE VOTING POWER
                    55,460
  NUMBER OF
    SHARES       6  SHARED VOTING POWER
 BENEFICIALLY       2,999,650(1)
   OWNED BY
     EACH        7  SOLE DISPOSITIVE POWER
  REPORTING         55,460
    PERSON
     WITH        8  SHARED DISPOSITIVE POWER
                    2,999,650

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,055,110

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*                                                         ( )

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     12.7%

 12  TYPE OF REPORTING PERSON*
     IN

    __________________

    1 Prior to January 30, 1997, Michael B. Goldberg was a limited partner of (i) the general partner of the Holder (as defined herein) and (ii) the Other Holder (as defined herein) and therefore did not share voting or dispositive power with respect to the shares held by such entities. On January 30, 1997, Mr. Goldberg became a general partner of such entity and thereafter shares voting and dispositive power with respect to the shares of such entities. Mr. Goldberg's change of status had no impact on his pecuniary interest in such shares.



 CUSIP No.  91377M105                 13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Frank T. Nickell
     ###-##-####

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) ( )
                                                                  (b) ( )

 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

                 5  SOLE VOTING POWER
                    135,229
  NUMBER OF
    SHARES       6  SHARED VOTING POWER
 BENEFICIALLY       2,999,650
   OWNED BY
     EACH        7  SOLE DISPOSITIVE POWER
  REPORTING         135,229
    PERSON
     WITH        8  SHARED DISPOSITIVE POWER
                    2,999,650

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,134,879

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*                                                        ( )

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     13.1%

 12  TYPE OF REPORTING PERSON*
     IN



 CUSIP No.  91377M105                       13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     George E. Matelich
     ###-##-####

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) ( )
                                                                  (b) ( )

 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

                 5  SOLE VOTING POWER
                    63,643
  NUMBER OF
    SHARES       6  SHARED VOTING POWER
 BENEFICIALLY       2,999,650
   OWNED BY
     EACH        7  SOLE DISPOSITIVE POWER
  REPORTING         63,643
    PERSON
     WITH        8  SHARED DISPOSITIVE POWER
                    2,999,650

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,063,293

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*                                                        ( )

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     12.8%

 12  TYPE OF REPORTING PERSON*
     IN



 CUSIP No.  91377M105                     13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Thomas R. Wall, IV
     ###-##-####

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) ( )
                                                                  (b) ( )

 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

                 5  SOLE VOTING POWER
                    80,422
  NUMBER OF
    SHARES       6  SHARED VOTING POWER
 BENEFICIALLY       2,999,650
   OWNED BY
     EACH        7  SOLE DISPOSITIVE POWER
  REPORTING         80,422
    PERSON
     WITH        8  SHARED DISPOSITIVE POWER
                    2,999,650

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     3,080,072

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*                                                         ( )

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     12.8%

 12  TYPE OF REPORTING PERSON*
     IN



 CUSIP No.  91377M105                      13G

 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     Frank K. Bynum, Jr.
     ###-##-####

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) ( )
                                                                  (b) ( )

 3   SEC USE ONLY


 4   CITIZENSHIP OR PLACE OF ORGANIZATION
     New York

                 5  SOLE VOTING POWER
                    30,688
  NUMBER OF
    SHARES       6  SHARED VOTING POWER
 BENEFICIALLY       0(1)
   OWNED BY
     EACH        7  SOLE DISPOSITIVE POWER
  REPORTING         30,688
    PERSON
     WITH        8  SHARED DISPOSITIVE POWER
                    0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     30,688

 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*                                                         ( )

 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     *%

 12  TYPE OF REPORTING PERSON*
     IN

    --------------

    1 Mr. Bynum is a limited partner of (i) the general partner or the Holder and (ii) the Other Holder and therefore does not have shared voting or dispositive power with respect to the shares held by such entities.




                         STATEMENT ON SCHEDULE 13G

     Item 1(a) Name of Issuer:

               UNIVERSAL OUTDOOR HOLDINGS, INC.

     Item 1(b) Address of Issuer's Principal Executive Offices:

               321 NORTH CLARK STREET
               CHICAGO, ILLINOIS  60610

     Item 2(a) Name of Person Filing:

               SEE ITEM 1 OF THE COVER PAGES ATTACHED HERETO.

     Item 2(b) Address of Principal Business Office or, if none,
               Residence:

               FOR KELSO INVESTMENT ASSOCIATES V, L.P. (THE "HOLDER"), KELSO EQUITY PARTNERS V, L.P. (THE "OTHER HOLDER"), JOSEPH N. SCHUCHERT, FRANK T. NICKELL, MICHAEL B. GOLDBERG, GEORGE E. MATELICH, FRANK K. BYNUM, JR. AND THOMAS WALL, IV:

               C/O KELSO & COMPANY
               350 PARK AVENUE, 24TH FLOOR
               NEW YORK, NEW YORK  10022

     Item 2(c) Citizenship:

               SEE ITEM 4 OF THE COVER PAGES ATTACHED HERETO.

     Item 2(d) Title of Class of Securities:

               COMMON STOCK (PAR VALUE $.01 PER SHARE)

     Item 2(e) CUSIP Number:

               91377M105

     Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

               (a)  [ ]  Broker or Dealer registered under Section 15
                         of the Act,

               (b)  [ ]  Bank as defined in section 3(a)(6) of the
                         Act,

               (c)  [ ]  Insurance Company as defined in section
                         3(a)(19) of the Act,

               (d)  [ ]  Investment Company registered under section 8
                         of the Investment Company Act,

               (e)  [ ]  Investment Adviser registered under section
                         203 of the Investment Advisers Act of 1940,

               (f)  [ ]  Employee Benefit Plan, Pension Fund which is
                         subject to the provisions of the Employee
                         Retirement Income Security Act of 1974 or
                         Endowment Fund; see Rule 13d-1(b)(1)(ii)(F),

               (g)  [ ]  Parent Holding Company, in accordance with
                         Rule 13d-1(b)(ii)(G); see Item 7,

               (h)  [ ]  Group, in accordance with Rule 13d-
                         1(b)(1)(ii)(H).

               NOT APPLICABLE.

     Item 4.   Ownership.

          (a)  Amount Beneficially Owned:

               SEE ITEM 9 OF THE COVER PAGES ATTACHED HERETO.

          (b)  Percent of Class:

               SEE ITEM 10 OF THE COVER PAGES ATTACHED HERETO.

          (c)  Number of shares as to which such person has:

               (i)   sole power to vote or to direct the vote
                     SEE ITEM 5 OF THE COVER PAGES ATTACHED HERETO.

               (ii)  shared power to vote or to direct the vote
                     SEE ITEM 6 OF THE COVER PAGES ATTACHED HERETO.

               (iii) sole power to dispose or to direct the disposition
                     of
                     SEE ITEM 7 OF THE COVER PAGES ATTACHED HERETO.

               (iv) shared power to dispose or to direct the disposed of
                     SEE ITEM 8 OF THE COVER PAGES ATTACHED HERETO.

               JOSEPH N. SCHUCHERT, FRANK T. NICKELL, MICHAEL B. GOLDBERG, GEORGE E. MATELICH AND THOMAS R. WALL, IV ARE THE GENERAL PARTNERS OF (I) THE GENERAL PARTNER OF THE HOLDER AND (II) THE OTHER HOLDER, AND SHARE INVESTMENT DISCRETION WITH RESPECT TO THE SECURITIES HELD BY THE HOLDER AND THE OTHER HOLDER. PURSUANT TO RULE 13D-3(D) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, MESSRS. SCHUCHERT, NICKELL, GOLDBERG, MATELICH AND WALL MAY BE DEEMED TO BE BENEFICIAL OWNERS OF ANY SHARES OF COMMON STOCK OWNED BY THE HOLDER AND THE OTHER HOLDER. MESSRS. SCHUCHERT, NICKELL, GOLDBERG, MATELICH AND WALL EACH EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ANY SUCH SHARES OWNED BY THE HOLDER AND THE OTHER HOLDER. NONE OF MESSRS. SCHUCHERT, NICKELL, GOLDBERG, MATELICH AND WALL SHARE INVESTMENT DISCRETION WITH RESPECT TO SECURITIES HELD INDIVIDUALLY.

     Item 5.   Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

     Item 6.   Ownership of More than Five Percent on Behalf of
               Another Person.

               NOT APPLICABLE.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               NOT APPLICABLE.

     Item 8.   Identification and Classification of Members of the
               Group.

               NOT APPLICABLE.

     Item 9.   Notice of Dissolution of Group.

               NOT APPLICABLE.

     Item 10.  Certification

               NOT APPLICABLE BECAUSE THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(C).



          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  FEBRUARY 14, 1997

                                   By:  *
                                        --------------------------

                                   Title: ________________________
                                        Kelso Investments Associates
                                        V, L.P.


                                   By:  *
                                        --------------------------

                                   Title: ________________________
                                        Kelso Equity Partners V, L.P.


                                   By:  *
                                        --------------------------

                                   Name:  Joseph S. Schuchert


                                   By:  *
                                        -------------------------

                                   Name:  Frank T. Nickell


                                   By:  *
                                        -------------------------

                                   Name:  George E. Matelich


                                   By:  *
                                        --------------------------

                                   Name:  Thomas R. Wall, IV


                                   By:  *
                                        --------------------------

                                   Name:  Michael B. Goldberg


                                   By:  *
                                        --------------------------

                                   Name:  Frank K. Bynum, Jr.



*  By:  /s/ JAMES S. CONNORS II
       -----------------------
       James S. Connors II